Exhibit 10.4

INDEPENDENT DIRECTOR AGREEMENT

THIS INDEPENDENT DIRECTOR AGREEMENT (this “Agreement”), dated as of November 21, 2025 (the “Effective Date”), is by and between DirectBooking Technology Co., Ltd., a company incorporated under the laws of the Cayman Islands (the “Company”), and Xincheng Zhu, an individual (the “Director”).

RECITALS

WHEREAS, the Company desires to appoint the Director to serve on the Company’s board of directors (the “Board”) and the Director desires to accept such appointment to serve on the Board; and

WHEREAS, the Director may be appointed to serve as a member or chair of one or more committees of the Board.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the Director’s services to the Company as a member of the Board, as a member of such committees of the Board to which the Director may be appointed from time to time and as chair of one or more committees to which the Director may be appointed in such capacity from time to time, and intending to be legally bound hereby, the Company and the Director hereby agree as follows:

1. Term. The Company hereby appoints the Director, and the Director hereby accepts such appointment by the Company, for the purposes and upon the terms and conditions contained in this Agreement. The term of such appointment shall commence on November 20, 2025 (the “Commencement Date”) and shall continue until the Director’s successor is duly elected or appointed and qualified or until the Director’s earlier death, disqualification, resignation or removal from office, pursuant to the terms of this Agreement, the Company’s then current Memorandum and Articles of Association, as may be amended from time to time, or any applicable laws, rules, or regulations (the “Expiration Date”). In the event that the Director’s successor has not been duly elected or appointed as of the Expiration Date, the Director agrees to continue to serve hereunder until such successor has been duly elected or appointed and qualified. The position shall be up for re-appointment every year at annual shareholder meeting and upon re-appointment, the terms and provisions of this Agreement shall remain in full force and effect.

2. Compensation. In exchange for the Director’s service as (a) a member of the Board, (b) a member of each committee of the Board to which the Director may be appointed, and (c) chair of each committee of the Board to which the Director may be appointed, the Company agrees to compensate the Director, and the Director agrees to accept a annual remuneration of US$10,000.00, which shall accrue on a day to day basis payable in arrears on the last day of each calendar month provided that if the appointment is terminated prior to the end of a calendar month, the Director shall only be entitled to a proportionate part of such remuneration in respect of the period of the period of service during the relevant month up to the date of termination (the “Compensation”), subject to the terms herein. The Compensation may be reviewed during the term of this Agreement by the Compensation Committee of the Company pursuant to its term of reference after the Commencement Date. Any adjustment of the Compensation shall be recommended by the Compensation Committee (as applicable) and approved by the Board pursuant to the then current Memorandum and Articles of Association.

3. Independence. The Director acknowledges that appointment to the Board is contingent upon the Board’s determination that the Director is “independent” with respect to the Company, as such term is defined by Rule 5605 of the Nasdaq Stock Market’s Listing Rules, and any other applicable rules, and that the Director may be removed from the Board in the event that the Director does not maintain such independence. The Director acknowledges and agrees that the acceptance, directly or indirectly, of any consulting, advisory, or other compensatory fee, other than for Board service, from the Company or any subsidiary thereof will impair the Director’s independence, and the Director agrees not to accept any such fees.

4. Duties. The Director shall exercise all powers in good faith and in the best interests of the Company, including but not limited to, the following:

(a) Conflicts of Interest/Applicable Law. In the event that the Director has a direct or indirect financial or personal interest in a contract or transaction to which the Company is a party, or the Director is contemplating entering into a transaction that involves use of corporate assets or competition against the Company, the Director shall promptly disclose such potential conflict to the applicable Board committee or the Board and proceed as directed by such committee or the Board, as applicable. The Director acknowledges the duty of loyalty and the duty of care owed to the Company pursuant to applicable law and agrees to act in all cases in accordance with applicable law.

(b) Corporate Opportunities. Whenever the Director becomes aware of a business opportunity related to the Company’s business, which one could reasonably expect the Director to make available to the Company, the Director shall promptly disclose such opportunity to the applicable Board committee or the Board and proceed as directed by such committee or the Board, as applicable.

(c) Confidentiality. The Director agrees and acknowledges that, by reason of the nature of the Director’s duties on the Board, the Director will have or may have access to and become informed of proprietary, confidential and secret information which is a competitive asset of the Company (“Confidential Information”), including, without limitation, any lists of customers or suppliers, distributors, financial statistics, research data or any other statistics and plans or operation plans or other trade secrets of the Company and any of the foregoing which belong to any person or company but to which the Director has had access by reason of the Director’s relationship with the Company. The term “Confidential Information” shall not include information which: (i) is or becomes generally available to the public other than as a result of a disclosure by the Director or the Director’s representatives; or (ii) is required to be disclosed by the Director due to governmental regulatory or judicial process. The Director agrees faithfully to keep in strict confidence, and not, either directly or indirectly, to make known, divulge, reveal, furnish, make available or use (except for use in the regular course of employment duties) any such Confidential Information. The Director acknowledges that all manuals, instruction books, price lists, information and records and other information and aids relating to the Company’s business, and any and all other documents containing Confidential Information furnished to the Director by the Company or otherwise acquired or developed by the Director, shall at all times be the property of the Company. Upon termination of the Director’s services hereunder, the Director shall return to the Company any such property or documents which are in the Director’s possession, custody or control, but this obligation of confidentiality shall survive such termination until and unless any such Confidential Information shall have become, through no fault of the Director, generally known to the public. The obligations of the Director under this subsection are in addition to, and not in limitation or preemption of, all other obligations of confidentiality which the Director may have to the Company under general legal or equitable principles.

(d) Code of Business Conduct and Ethics. The Director agrees to abide by and follow all such procedures set forth in the Company’s code of business conduct and ethics, as may be in existence now or at any time during the term of this Agreement, and any other policy, code or document governing the conduct of directors of the Company as may be in existence now or at any time during the term of this Agreement.

5. Expenses. Upon submission of adequate documentation by the Director to the Company, the Director shall be reimbursed for all reasonable expenses incurred in connection with the Director’s positions as a member of the Board and for services as a member of each committee of the Board to which the Director may be appointed.

6. Indemnity. The Company and the Director agree that indemnification with respect to the Director’s service on the Board shall be governed by that certain Indemnification Agreement attached as Exhibit A hereto (“Indemnification Agreement”).

7. Withholding. The Director agrees to cooperate with the Company to take all steps necessary or appropriate for the withholding of taxes by the Company required under law or regulation in connection herewith, and the Company may act unilaterally in order to comply with such laws.

8. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns.

9. Recitals. The recitals to this Agreement are true and correct and are incorporated herein, in their entirety, by this reference.

10. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

11. Headings and Captions. The titles and captions of paragraphs and subparagraphs contained in this Agreement are provided for convenience of reference only, and shall not be considered terms or conditions of this Agreement.

12. Neutral Construction. Neither party hereto may rely on any drafts of this Agreement in any interpretation of the Agreement. Both parties to this Agreement have reviewed this Agreement and have participated in its drafting and, accordingly, neither party shall attempt to invoke the normal rule of construction to the effect that ambiguities are to be resolved against the drafting party in any interpretation of this Agreement.

13. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which together will constitute one and the same instrument.

14. Miscellaneous. This Agreement shall be construed under the laws of the State of New York, without application to the principles of conflicts of laws. This Agreement and the Indemnification Agreement constitute the entire understanding between the parties with respect to the Director’s service on the Board and there are no prior or contemporaneous written or oral agreements, understandings, or representations, express or implied, directly or indirectly related to this Agreement that are not set forth or referenced herein. This Agreement supersedes all negotiations, preliminary agreements, and all prior and contemporaneous discussions and understandings of the parties hereto and/or their affiliates with respect to the Director’s service on the Board. The Director acknowledges that he has not relied on any prior or contemporaneous discussions or understanding in entering into this Agreement. The terms and provisions of this Agreement may be altered, amended or discharged only by the signed written agreement of the parties hereto.

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IN WITNESS WHEREOF, the parties hereto have executed this Independent Director Agreement as of the Effective Date.

DirectBooking Technology Co., Ltd.

By:	/s/ Tan Yu
Name:	Tan Yu
Title:	Director and Chief Executive officer

DIRECTOR

/s/ Xincheng Zhu
Name:	Xincheng Zhu

[Signature Page to Independent Director Agreement]

EXHIBIT A

INDEMNIFICATION AGREEMENT

(Attached)